Exhibit 99.1

Boots & Coots Reports Second Quarter Results

Company Resumes Operations in Venezuela

HOUSTON--(BUSINESS WIRE)--August 10, 2009--Boots & Coots, Inc. (NYSE Amex: WEL), announced revenues of $47.0 million for the quarter ended June 30, 2009 compared to $51.9 million for the same quarter of 2008. Net income for the quarter was $0.7 million or $0.01 per diluted share, compared to $6.1 million or $0.08 per diluted share for the 2008 second quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $5.1 million or 10.9% of revenues for the quarter, compared to $9.3 million or 17.8% of revenues for the second quarter of 2008.

For the six months ended June 30, 2009, Boots & Coots reported revenues of $101.7 million compared to $96.9 million for 2008. Net income for the 2009 period was $2.7 million or $0.03 per diluted share, compared to $11.2 million or $0.14 per diluted share for the prior six month period. EBITDA was $11.8 million for the six months ended June 30, 2009 compared to $19.1 million for the 2008 period.

For the quarter ended June 30, 2009, the effective income tax rate was 28.7% of pre-tax income compared to 5.0% of pre-tax income in the quarter ended June 30, 2008. The effective tax rate for the 2009 six month period was 30.8% of pre-tax income compared to 17.1% for the same period in 2008. The increase in the rate is largely due a proportionately higher amount of US source income versus foreign source income.

Boots & Coots also announced that it resumed operations in Venezuela, having remobilized its hydraulic workover units. “We have received a substantial amount of the outstanding receivables that we reported in our March 10-Q filing,” continued Mr. Winchester. “We feel that based on the payments that have been made and the positive dialogue with our customers it was time for us to resume operations in Venezuela.”

“During the second quarter we began to aggressively manage our costs to help mitigate the effects of a very challenging market,” said Jerry Winchester, chief executive officer of Boots & Coots. “In North America we will stay focused on those concentrated areas with significant activity. Outside of North America, the mobilization of jobs under new contracts in Venezuela, a substantial opportunity in Southeast Asia and growth in North Africa are signs that activity could pick up later this year. We continue to see roughly 75% of our revenues generated outside North America.”

Business Segment Results

Pressure Control

For the quarter ended June 30, 2009, the Pressure Control segment generated revenues of $22.6 million and EBITDA of $2.4 million, compared to revenues of $22.6 million and EBITDA of $4.9 million for the second quarter of 2008. For the six months ended June 30, 2009, the Pressure Control segment generated revenues of $49.6 million and EBITDA of $5.3 million, compared to revenues of $37.0 million and EBITDA of $9.3 million for the 2008 six month period. EBITDA was negatively impacted by increased third party charges and a decrease in the company’s high margin response activities.

Well Intervention

For the quarter ended June 30, 2009, the Well Intervention segment generated revenues of $18.6 million and EBITDA of $1.4 million, compared to revenues of $22.8 million and EBITDA of $2.3 million for the second quarter of 2008. For the six months ended June 30, 2009, the Well Intervention segment generated revenues of $39.1 million and EBITDA of $2.4 million, compared to revenues of $50.0 million and EBITDA of $7.3 million for the 2008 six month period. The changes in revenues and EBITDA were primarily due to the temporary suspension of services in Venezuela and continued curtailment of North America drilling activity. Also included in the 2008 six month results was a non-recurring Bangladesh project.

Equipment Services

For the quarter ended June 30, 2009, the Equipment Services segment generated revenues of $5.8 million and EBITDA of $1.4 million, compared to revenues of $6.5 million and EBITDA of $2.1 million for the second quarter of 2008. For the six months ended June 30, 2009, the Equipment Services segment generated revenues of $13.0 million and EBITDA of $4.1 million, compared to revenues of $9.9 million and EBITDA of $2.6 million for the 2008 six month period. The 2008 quarter benefited from two significant international projects that were concluded during the quarter. Year-over-year, the increases in revenues and EBITDA were primarily due to the continued expansion of this service line from its inception in August 2007.

Conference Call

Boots & Coots will discuss 2009 second quarter and six month results via a conference call and Web cast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 888-396-2356, passcode ‘Boots & Coots’. To listen to the live Web cast, log on to www.boots-coots.com/investorrelations and click on the ‘2009 Second Quarter Earnings Web Cast’ link. A replay of the Web cast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 14155722.

About Boots & Coots

Boots & Coots, Inc., with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include well intervention services designed to enhance production for oil and gas operators. These services consist primarily of hydraulic workover and snubbing services. Boots & Coots’ equipment services segment provides high pressure, high temperature rental tools. The company’s pressure control services are designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This segment consists primarily of the company’s Safeguard prevention and emergency response services. Additional information can be found at www.boots-coots.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008

REVENUES	$47,048	$51,891	$101,710	$96,919

COST OF SALES, excluding depreciation and amortization	31,339	32,722	68,225	59,211
OPERATING EXPENSES	7,835	7,002	16,067	13,140
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,518	2,843	5,415	5,333
FOREIGN CURRENCY TRANSLATION	223	63	195	100
DEPRECIATION AND AMORTIZATION	3,122	2,171	5,953	4,274

OPERATING INCOME	2,011	7,090	5,855	14,861

INTEREST EXPENSE	974	654	1,935	1,311
OTHER EXPENSE, net	28	27	68	4

INCOME BEFORE INCOME TAXES	1,009	6,409	3,852	13,546
INCOME TAX EXPENSE	290	323	1,187	2,316

NET INCOME	$719	$6,086	$2,665	$11,230

Basic Earnings per Common Share	$0.01	$0.08	$0.03	$0.15

Weighted Average Common Shares Outstanding – Basic	76,824,000	75,506,000	76,738,000	75,260,000

Diluted Earnings per Common Share	$0.01	$0.08	$0.03	$0.14

Weighted Average Common Shares Outstanding – Diluted	78,244,000	78,073,000	78,026,000	77,626,000

Information concerning operations in different business segments for the three months and six months ended June 30, 2009 and 2008 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	(Unaudited)
	Three Months Ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Revenues
Pressure Control	$22,587	$22,597	$49,621	$37,031
Well Intervention	18,615	22,767	39,084	50,007
Equipment Services	5,846	6,527	13,005	9,881
	$47,048	$51,891	$101,710	$96,919
EBITDA (a)
Pressure Control	$2,371	$4,907	$5,323	$9,267
Well Intervention	1,399	2,260	2,366	7,318
Equipment Services	1,363	2,094	4,119	2,550
	$5,133	$9,261	$11,808	$19,135
Depreciation and Amortization (b)
Pressure Control	$161	$271	$309	$641
Well Intervention	2,146	1,588	4,210	3,077
Equipment Services	815	312	1,434	556
	$3,122	$2,171	$5,953	$4,274
Operating Income (Loss)
Pressure Control	$2,210	$4,636	$5,014	$8,626
Well Intervention	(747)	672	(1,844)	4,241
Equipment Services	548	1,782	2,685	1,994
	$2,011	$7,090	$5,855	$14,861

(a)	EBITDA represents earnings before interest, income taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.
(b)	Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (Unaudited)

	Three Months Ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008
Net Income	$719	$6,086	$2,665	$11,230

Income Tax Expense	$290	$323	$1,187	$2,316

Interest Expense and Other, net	$1,002	$681	$2,003	$1,315

Depreciation and Amortization	$3,122	$2,171	$5,953	$4,274

Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA) (a)	$5,133	$9,261	$11,808	$19,135

(a)	Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)

Current Assets	$92,359	$90,707

Current Liabilities	$47,699	$50,538

Total Working Capital (a)	$44,660	$40,169

Total Assets	$201,438	$184,973

Long-Term Debt and Notes Payable, net of current maturities	$42,403	$26,175

Total Liabilities	$96,337	$83,212

Total Stockholders’ Equity	$105,101	$101,761

(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com